EXHIBIT 99.1

Neumora Therapeutics Reports Favorable NMRA-215 Toxicology Results with Planned Clinical Advancement in 2026

Company plans to submit an IND in the fourth quarter of 2026 and to initiate Phase 1 study by the end of 2026

WATERTOWN, Mass., July 27, 2026 -- Neumora Therapeutics, Inc. (Nasdaq: NMRA) a clinical-stage biopharmaceutical company with a therapeutics pipeline consisting of programs that target novel mechanisms of action for a broad range of underserved, prevalent diseases, today reported favorable pre-clinical toxicology results from NMRA-215, a potentially best-in-class, highly brain-penetrant, oral NLRP3 inhibitor in development for the treatment of obesity and cardiometabolic disease.

Neumora conducted a repeat 13-week toxicology study in rats following results from a prior study in which unexpected in-life adverse findings were observed in 5 of 142 animals. The Company opened a for-cause audit of that study which revealed various discrepancies resulting in a number of critical audit observations. In a repeat 13-week rat toxicology study in 162 animals, no instances of unexpected in-life adverse findings were observed. Based on the audit observations, the repeat study data and the results from the previously completed 28-day rat, 28-day dog and 13-week dog toxicology studies, Neumora continues to believe the prior adverse findings were not related to NMRA-215 and plans to submit an IND application for NMRA-215 in the fourth quarter of 2026.

“The differentiated properties of NMRA-215 enable it to achieve sustained IC90 coverage in the brain which has resulted in compelling pre-clinical efficacy in the diet induced obesity mouse model. NMRA-215 demonstrated class-leading weight loss as a monotherapy, including incretin-like induction, additive weight loss in the combination setting with semaglutide and potential for use as a switch or maintenance treatment. NMRA-215 also improved peripheral biomarkers related to cardiometabolic risk, which has translated to robust decreases in CV risk factors in clinical studies with other NLRP3 inhibitors,” said Nick Brandon, Ph.D., chief scientific officer, Neumora. “These data and the toxicology package to date, support advancing NMRA-215 towards the clinic. We eagerly anticipate initiating a clinical study in 2026.”

About NMRA-215
NMRA-215 is a potentially best-in-class, highly brain-penetrant, oral NLRP3 inhibitor in development for the treatment of obesity and cardiometabolic disorders. The NLRP3 inflammasome is a critical part of the innate immune system that responds to pathogens and cellular damage and is implicated in both CNS and peripheral system disorders. NLRP3-mediated neuroinflammation in the hypothalamus is linked to obesity, and targeting NLRP3 in the hypothalamus is hypothesized to modulate dysfunctional neuronal circuitry related to appetite, leading to decreased food intake.

About Neumora
Neumora Therapeutics, Inc. is a clinical-stage biopharmaceutical company founded to confront the greatest medical challenges of our generation by taking a fundamentally different approach to the way treatments for brain diseases are developed. Our therapeutic pipeline currently consists of programs that target novel mechanisms of action for a broad range of underserved, prevalent diseases. Neumora’s mission is to redefine neuroscience drug development by bringing forward the next generation of novel therapies that offer improved treatment outcomes and quality of life for patients.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Neumora Therapeutics, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including statements related to: Neumora’s mission to redefine neuroscience drug development by bringing forward the next generation of novel therapies that offer improved treatment outcomes and quality of life for patients; advancement towards milestones for potential best-in-class programs including NMRA-215 in obesity; the timing, progress and plans for its therapeutic development programs, including the timing of IND submission and clinical trial initiation for NMRA-215; and other statements identified by words such as “could,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Other than statements of historical facts, all statements contained in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause the actual results to be materially different from the information expressed or implied by these forward-looking statements, including, among others: the Company’s receipt and review of the histopathology report for the three-month toxicity study; comparisons to efficacy results from other sponsors should be interpreted with caution due to differences in compounds, study designs, subject characteristics, and other factors that may limit direct comparability; the risks related to the inherent uncertainty of clinical drug development and unpredictability and lengthy process for obtaining regulatory approvals; risks related to the timely initiation and enrollment in our clinical trials; risks related to our reliance on third parties, including CROs; risks related to serious or undesirable side effects of our therapeutic candidates; risks related to our ability to utilize and protect our intellectual property rights; and other matters that could affect sufficiency of capital resources to fund operations. For a detailed discussion of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Neumora’s business in general, please refer to the risk factors identified in the Company’s filings with the Securities and Exchange Commission (SEC), including but not limited to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 which was filed with the SEC on May 7, 2026. Forward-looking statements speak only as of the date hereof, and, except as required by law, Neumora undertakes no obligation to update or revise these forward-looking statements.

Neumora Contact:
Helen Rubinstein
617-402-5700
Helen.Rubinstein@neumoratx.com